As filed with the Securities and Exchange Commission on April 11, 2012

Registration No. 333-175784

Registration No. 333-143256

Registration No. 333-127664

Registration No. 333-107936

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-175784

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-143256

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-127664

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-107936

MEDCO HEALTH SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	22-3461740
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Express Way, St. Louis, MO 63121

(Address, including zip code, of registrant’s principal executive offices)

Medco Health Solutions, Inc. 2002 Stock Incentive Plan

Medco Health Solutions, Inc. 2007 Employee Stock Purchase Plan

Accredo Health, Incorporated Amended and Restated Stock Option and Restricted Stock Purchase Plan

Accredo Health, Incorporated 1999 Long-Term Incentive Plan

Accredo Health, Incorporated 2002 Long-Term Incentive Plan

Medco Health Solutions, Inc. 2003 Employee Stock Purchase Plan

Medco Health Solutions, Inc. 401(k) Savings Plan

(Full title of the Plan)

Keith J. Ebling, Esq.

Vice President and Counsel

c/o Express Scripts Holding Company

One Express Way

St. Louis, Missouri 63121

(314) 996-0900

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Deregistration of Securities

This Post-Effective Amendment to Form S-8 (this “Amendment”) relates to the following Registration Statements of Medco Health Solutions, Inc., a Delaware corporation (the “Registrant”) on Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement No. 333-175784, filed with the Securities and Exchange Commission July 26, 2011, registering the offer and sale of 17,400,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”) and an indeterminate number of additional shares that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions, issuable pursuant to the 2002 Stock Incentive Plan;

•

Registration Statement No. 333-143256, filed with the Securities and Exchange Commission May 25, 2007, as amended December 12, 2007, registering the offer and sale of 3,100,000 shares of Common Stock and an indeterminate number of additional shares that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions, issuable pursuant to the 2007 Employee Stock Purchase Plan;

•

Registration Statement No. 333-127664, filed with the Securities and Exchange Commission August 18, 2005, registering the offer and sale of 6,508,908 shares of Common Stock and an indeterminate number of additional shares that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions consisting of 125,359 shares of Common Stock issuable pursuant to the Accredo Health, Incorporated Amended and Restated Stock Option and Restricted Stock Purchase Plan, as amended; 671,854 shares of Common Stock issuable pursuant to the Accredo Health, Incorporated 1999 Long-Term Incentive Plan, as amended; and 5,711,695 shares of Common Stock issuable pursuant to the Accredo Health, Incorporated 2002 Long-Term Incentive Plan, as amended; and

•

Registration Statement No. 333-107936, filed with the Securities and Exchange Commission August 13, 2003, registering the offer and sale of 54,750,000 shares of Common Stock and an indeterminate number of additional shares that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions, consisting of 750,000 shares of Common Stock issuable pursuant to the 2003 Employee Stock Purchase Plan and 54,000,000 shares of Common Stock issuable pursuant to the 2002 Stock Incentive Plan and an indeterminate amount of interests that may be offered or sold pursuant to the Medco Health Solutions, Inc. 401(k) Savings Plan.

On April 2, 2012, pursuant to an Agreement and Plan of Merger, dated as of July 20, 2011, as amended on November 7, 2011 (the “Merger Agreement”), by and among Express Scripts, Inc., the Registrant, Express Scripts Holding Company (formerly known as Aristotle Holding, Inc.), Aristotle Merger Sub, Inc. and Plato Merger Sub, Inc., Plato Merger Sub, Inc. merged with and into the Registrant (the “Merger”), with the Registrant surviving as a wholly-owned subsidiary of Express Scripts Holding Company. In connection with the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Registration Statements.

This Amendment to the Registration Statements is being filed solely for the purpose of deregistering any and all securities registered under the Registration Statements that remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on this 11th day of April 2012.

MEDCO HEALTH SOLUTIONS, INC.

By:	/s/ Jeffrey Hall
Name: Jeffrey Hall
Title: President and Treasurer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities and on the dated indicated.

Name	Title	Date

/s/ Jeffrey Hall	President and Treasurer (Principal Executive, Financial and Accounting Officer)	April 11, 2012
Jeffrey Hall

/s/ Jeffrey Hall	Director	April 11, 2012
Jeffrey Hall

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on this 11th day of April 2012.

MEDCO HEALTH SOLUTIONS, INC.
401(K) SAVINGS PLAN

By:	/s/ Jeffrey Hall
Name: Jeffrey Hall
Title: President and Treasurer